Exhibit 99.1

BioSpecifics Technologies Corp. Announces Appointment of Dr. Matthew Geller to Board of Directors

Thursday September 25, 2008

LYNBROOK, N.Y., Sept. 24 /PRNewswire-FirstCall/ -- BioSpecifics Technologies Corp. (OTC Bulletin Board: BSTC - News), a biopharmaceutical company developing first in class collagenase based products, today announced the appointment of Matthew Geller, Ph.D., to its Board of Directors, increasing the Board to 7 members. Dr. Geller brings to BioSpecifics extensive financial experience with biotechnology companies as he has served for over 15 years as a sell-side analyst and investment banker covering biotechnology companies.

"We are very pleased that Dr. Geller is joining our Board. His financial and scientific acumen and extensive experience in the industry will be invaluable to our organization as our lead collagenase product XIAFLEX(TM) moves through late-stage clinical trials and towards the marketplace," stated Thomas Wegman, President of BioSpecifics Technologies Corp. "We look forward to his many strategic contributions."

"I consider it a great honor to be invited to join BioSpecifics' Board," said Dr. Geller. "Having demonstrated its ability to successfully develop an approved product and to develop through a pivotal phase III trial a potential blockbuster drug that fills a large unsatisfied patient need, BioSpecifics now has the opportunity to emerge as a major financial success. It is a privilege to participate in and contribute to this great step forward."

Dr. Geller will serve as the financial expert on the audit committee and will be an independent class 1 director.

Dr. Geller has been a Principal with Torreya Partners, a life sciences advisory firm. He formerly served as Head of Healthcare Investment Banking and Senior Managing Director for Rodman & Renshaw, ranked number one in PIPE transactions and registered direct transactions. Prior to Rodman & Renshaw, he served as Senior Biotechnology Analyst at Oppenheimer and CIBC World Markets for 12 years. He was consistently ranked as the top analyst at the firm both internally and by clients and was named one of the best stock-pickers in biotechnology in the Wall Street Journal's "Best on the Street" Analysts Survey, was selected by Institutional Investor magazine as a member of its All-Star Home-Run Hitters research team and has been a member of the publication's All-America research team. Dr. Geller is often quoted in industry and general press, including the Wall Street Journal, the New York Times, and has made frequent television appearances on CNBC, Bloomberg television and CNN. Dr. Geller has also served as a consultant to venture capital firms, biotechnology companies and portfolio managers and analysts. Earlier in his career, he was a faculty member at the University of California at Berkeley; the University of Michigan, Ann Arbor and Duke University and published extensively.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and licensed injectable collagenase for three clinical indications: Dupuytren's disease, Peyronie's disease and frozen shoulder (adhesive capsulitis). It has a development and licensing agreement with Auxilium Pharmaceuticals, Inc. Positive top line results from the Phase III clinical trials with XIAFLEX(TM) for treatment of Dupuytren's disease were released in June 2008. More information about the company may be found on its website at www.biospecifics.com.